Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 30, 2014 with respect to the consolidated financial statements of NGL Energy Partners LP and subsidiaries as of March 31, 2014 and 2013 and for each of the three years in the period ended March 31, 2014. Our report is included in the Amended Annual Report of SemGroup Corporation on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of SemGroup Corporation on Form S-8 (File Nos. 333-170968 and 333-189905), Form S-3 (File No. 333-185649) and Form S-4 (File No. 333-193005).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
May 30, 2014